Filed Pursuant to Rule 433 under the Securities Act of 1933
Issuer Free Writing Prospectus dated June 7, 2018
Registration Statement No. 333-224895

TELUS Corporation

Final Term Sheet
U.S.$750,000,000
4.600% Notes due November 16, 2048

Issuer:	TELUS Corporation (“TELUS” or the “Company”)

Issue:	U.S.$750,000,000 4.600% Notes due November 16, 2048 pursuant to the Short Form Base Shelf Prospectus dated May 17, 2018 and the Prospectus Supplement dated June 7, 2018

Expected Ratings (Moody’s / S&P / Fitch / DBRS)*:	Baa1 (Stable) / BBB+ (Stable) / BBB+ (Stable) / BBB (High) (Stable)

Trade Date:	June 7, 2018

Settlement Date:	June 12, 2018 (T+3)

Principal Amount:	U.S.$750,000,000

Maturity Date:	November 16, 2048

Coupon:	4.600%

Interest Payment Dates:	May 16 and November 16 of each year, commencing November 16, 2018

Benchmark Treasury:	3.000% due February 15, 2048

Benchmark Treasury Price / Yield:	98-16 ¼ / 3.077%

Spread to Benchmark Treasury:	+160 bps

Yield to Maturity:	4.677%

Public Offering Price:	98.760% of the principal amount

Optional Redemption Provisions:

Make-whole Call:	Callable prior to May 16, 2048 at the greater of (i) the discounted value of the notes at the Adjusted Treasury Rate plus 25 basis points or (ii) par.

Par Call:	Callable on or after May 16, 2048 at par.

Use of Proceeds:

The net proceeds will be used to repay outstanding indebtedness, including outstanding commercial paper, and for general corporate purposes. Pending any such use of the net proceeds, the Company will invest the net proceeds in bank deposits and short-term marketable securities.

CUSIP/ISIN:	87971MBH5 / US87971MBH51

Minimum Denominations:	U.S.$2,000 of principal amount and any integral multiple of U.S.$1,000 in excess thereof.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp. CIBC World Markets Corp. Scotia Capital (USA) Inc. MUFG Securities Americas Inc. HSBC Securities (USA) Inc.

National Bank of Canada Financial Inc. Desjardins Securities Inc. J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc.

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*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (File No. 333-224895) (including a short form base shelf prospectus dated May 17, 2018) and a preliminary prospectus supplement dated June 7, 2018 (including the short form base shelf prospectus, the “Prospectus”) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, RBC Capital Markets, LLC at 1-866-375-6829, TD Securities (USA) LLC at 1-855-495-9846 or Wells Fargo Securities, LLC at 1-800-645-3751.